SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                        ---------------------------------
                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                             (Amendment No. _____)*


                         Aladdin Systems Holdings, Inc.
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                                (Name of Issuer)


                                  Common Stock
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                         (Title of Class of Securities)


                                    01072Q103
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                                 (CUSIP Number)


                                January 14, 2000
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             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_] Rule 13d-1(b)

          [x] Rule 13d-1(c)

          [_] Rule 13d-1(d)


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* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 01072Q103                     13G                    Page 1 of 7 Pages


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1. NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


   Michael Gardner
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2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [_]
                                                                 (b) [x]
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3. SEC USE ONLY



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4. CITIZENSHIP OR PLACE OF ORGANIZATION


        United States
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  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           1,350,765
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BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING     1,350,765
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH
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9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,350,765
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CUSIP No. 01072Q103                     13G                    Page 2 of 7 Pages

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [x]

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11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


       12.3%
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12. TYPE OF REPORTING PERSON*


       IN
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 01072Q103                     13G                    Page 3 of 7 Pages


Item 1(a).  Name of Issuer:


             Aladdin Systems Holdings, Inc.
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Item 1(b).  Address of Issuer's Principal Executive Offices:

             245 Westridge Drive
             Watsonville, CA 95076
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Item 2(a).  Name of Person Filing:


             Michael Gardner
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Item 2(b).  Address of Principal Business Office, or if None, Residence:

             40 Wall Street, 58th Floor
             New York, NY 10005
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Item 2(c).  Citizenship:


             United States
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Item 2(d).  Title of Class of Securities:

               Common Stock
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Item 2(e).  CUSIP Number:

              01072Q103

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Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)       [_] Broker or dealer registered under Section 15 of the
                   Exchange Act.

     (b)       [_] Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)       [_] An investment adviser in accordance with Rule
               13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)       [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No. 01072Q103                     13G                    Page 4 of 7 Pages


Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)   Amount beneficially owned:
           1,350,765*
          ----------------------------------------------------------------------

     (b)    Percent of class:
            12.3%
          ----------------------------------------------------------------------

     (c) Number of shares as to which such person has:

          (i) Sole power to vote or to direct the vote__1,350,765*_____________,


          (ii) Shared power to vote or to direct the vote______________________,


          (iii) Sole power to dispose or to direct the disposition of 1,350,765*________,


          (iv) Shared power to dispose or to direct the disposition of_________

* The Reporting Person disclaims beneficial ownership of 98,667 shares owned by his wife which are not included in the shares beneficially owned by him in accordance with the instructions to this Schedule. This filing shall not be deemed an admission of beneficial ownership under Section 13(d) or any other provision.

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].


         -----------------------------------------------------------------------

CUSIP No. 01072Q103                     13G                    Page 5 of 7 Pages


Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         The shares beneficially owned are held by the Reporting Person individually, in his Individual Retirement Account, by Baytree Capital Associates, LLC, a consulting firm of which he is the sole member and two other entities he controls.
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Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

          Not applicable

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Item 8.  Identification  and  Classification  of Members of the Group.

          Not applicable

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Item 9.  Notice of Dissolution of Group.

          Not applicable.

          ----------------------------------------------------------------------

Item 10.  Certifications.

     (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

CUSIP No. 01072Q103                     13G                    Page 6 of 7 Pages

     (b) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

CUSIP No. 01072Q103                     13G                    Page 7 of 7 Pages

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                  May 13, 2004
                    ----------------------------------------
                                     (Date)


                               /s/ Michael Gardner
                    ----------------------------------------
                                   Michael Gardner


                                 Michael Gardner
                    ----------------------------------------
                                  (Name/Title)



Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).